                                                                EXHIBIT 10(b)(i)

                                     PART I
               INFORMATION ON THE MERGER AND NATIONAL GRID TRANSCO

1.   INTRODUCTION

On 22 April 2002, the directors of National Grid and Lattice announced that they had unanimously agreed the terms of a recommended merger of equals to create a leading international energy delivery company with a combined market capitalisation of approximately (pound) 15.1 billion (based on the National Grid Closing Price and the Lattice Closing Price). Upon completion of the Merger, National Grid, which will be the holding company of the Merged Group, will be renamed National Grid Transco.

National Grid Group is an international networks business. Its principal activities are the ownership, operation and development of the high-voltage electricity transmission network in England and Wales and electricity transmission and distribution and gas distribution networks in the north-eastern US. Lattice is the holding company of Transco, which is the owner, operator and developer of the substantial majority of Britain's natural gas transportation system. Further information on National Grid Group and Lattice Group can be found in Parts II and III of this document, respectively.

The terms of the Merger are based on the relative equity market capitalisations of the two companies in the period immediately preceding the announcement of the Merger. Under the terms of the Merger, National Grid Shareholders will retain their shares in National Grid and Lattice Shareholders will receive 0.375 of a New National Grid Transco Share for each Lattice Share held at the Lattice Scheme Record Time. Based on the National Grid Closing Price of 492 pence, this values one Lattice Share at 184.5 pence. Upon completion of the Merger, National Grid Shareholders will hold approximately 57.3 per cent. and Lattice Shareholders will hold approximately 42.7 per cent. of the issued share capital of National Grid Transco, based on the issued share capital of the two companies as at 12 June 2002 (being the latest practicable date prior to the publication of this document) and assuming no issue of National Grid Shares or Lattice Shares between that date and completion of the Merger.

The Merger is to be implemented by way of a scheme of arrangement between Lattice and its shareholders under section 425 of the Companies Act. The Merger is subject to a number of conditions, including regulatory consents and approvals in the UK and the US, the sanction of the Court and the approval of the shareholders of both National Grid and Lattice. The Merger is expected to complete during autumn 2002.

2.   OVERVIEW OF NATIONAL GRID TRANSCO

National Grid Transco will own, operate and develop the high-voltage electricity transmission network in England and Wales and Britain's principal natural gas transportation system. The Merged Group's UK electricity transmission network will consist of approximately 4,900 miles of overhead lines and underground cables, whilst its natural gas network in Britain will comprise approximately 4,100 miles of high pressure pipelines and around 170,300 miles of lower pressure local transmission and distribution pipelines. In addition, National Grid Transco will own and operate all of the liquefied natural gas storage facilities in Britain, located at strategic positions on the National Transmission System.

In the US, National Grid Transco will own, operate and develop electricity transmission and distribution assets with a total length of approximately 84,000 miles, serving over 3.2 million electricity customers in New England and New York State. It will also own a gas distribution network comprising over 8,000 miles of pipelines and mains, serving over 500,000 customers in New York State.

In addition, the Merged Group will provide infrastructure services in the UK, targeted particularly at the mobile telecommunications industry, with a portfolio of approximately 9,740 towers and other sites generating revenue and/or available for marketing. National Grid Transco will also have interests in a number of other telecommunications businesses and energy-related and infrastructure services companies.

3.   BUSINESS STRATEGY

The core skills of National Grid Transco will lie in the design, construction, system operation and maintenance, regulatory management and customer service activities associated with operating complex networks. The Merged Group will utilise the complementary assets and skills of the combined businesses of National Grid Group and Lattice Group to create value for shareholders and benefits for customers within the framework of incentive-based regulatory environments and competitive markets. National Grid Transco will be primarily focused on regulated electricity and gas networks. These are stable businesses, capable of generating cash and earnings to support the Merged Group's investment strategy and its progressive dividend policy, described in section 12 below.

The National Grid Transco Directors believe that they can create shareholder value from continued efficiency improvements arising from cost savings and the use of new technology. The Merger will generate savings in the UK from the elimination of duplicate head office costs and other central costs and from combining the support services provided to the regulated electricity and gas businesses. Prospects for future outperformance of regulatory targets and improving returns will be enhanced by additional savings generated from the progressive combination of certain activities of the two UK transmission businesses, sharing of best practice and financial synergies.

Significant synergies are also expected to be available over time by the sharing of best practice between the UK and the US businesses.

The National Grid Transco Directors intend to utilise the increased financial capacity of the Merged Group and its combined expertise in operating both gas and electricity networks to exploit growth opportunities, primarily both in the US and those which are expected to emerge in continental Europe. The National Grid Transco Directors believe that, outside the UK, National Grid Transco can create additional value in electricity and gas distribution by offering high-quality customer service and in electricity and gas transmission by facilitating the development of competitive energy markets while preserving system security and reducing user costs.

National Grid Transco intends to withdraw from its existing investments in alternative telecommunications network operators and related businesses. However, the National Grid Transco Directors believe that there are attractive opportunities to leverage the Merged Group's infrastructure skills and assets in the UK and the US to provide towers and other sites and related infrastructure services to the mobile telecommunications industry.

4.   BENEFITS ARISING FROM THE MERGER

The directors of National Grid and Lattice believe that the Merger will create a business which is able to generate significant benefits for shareholders from opportunities in a number of areas:

4.1 UTILISATION OF COMPLEMENTARY SKILLS TO MAXIMISE VALUE FOR SHAREHOLDERS AND CUSTOMERS

Since the respective privatisations of National Grid and, in the case of Lattice, British Gas, both National Grid and Lattice have proven their ability to improve the operating efficiency of their UK regulated businesses. The directors of National Grid and Lattice are confident of exceeding their current regulatory efficiency targets, which took effect from April 2001 for National Grid and April 2002 for Transco.

National Grid Group and Lattice Group share a complementary set of core skills and the Merger will provide an opportunity to improve the co-ordination of the operations of their respective electricity and gas delivery businesses.

The Merger will generate pre-tax financial benefits that are expected to reach an annualised rate of at least (pound) 100 million by the end of the first full financial year following the completion of the Merger. The directors of National Grid and Lattice believe that these financial benefits will arise principally from the elimination of duplicate head office costs, other central cost savings and from combining the support services provided to the UK regulated electricity and gas businesses. Additional savings are expected to be achievable from the progressive combination of certain activities of the two UK transmission businesses, further sharing of best practice and further financial synergies.

4.2  FINANCIAL IMPACT

The Merger is expected to enhance earnings per share (before exceptional items) for both National Grid Shareholders and Lattice Shareholders in the first full financial year following completion of the Merger(1). The Merged Group will seek to maintain a single A credit rating.

National Grid Transco will have the balance sheet strength and cashflows to facilitate its future growth strategy and underpin its dividend policy which aims to increase dividends per share (expressed in sterling) by 5 per cent. per annum in real terms for each year to 31 March 2006. This will be based on National Grid's full year dividend of 16.04 pence per National Grid Share for the financial year ended 31 March 2002.


---------------

(1) The statement that the Merger will be earnings per share enhancing for National Grid Shareholders and Lattice Shareholders should not, however, be interpreted to mean that earnings per share in the first full financial year following completion of the Merger, or in any subsequent period, will necessarily be greater than those for the relevant preceding financial period.

                    PART I-- INFORMATION ON THE MERGER AND NATIONAL GRID TRANSCO


National Grid Transco will continue to evaluate opportunities to release capital throughout the Merged Group for redeployment in higher growth opportunities, particularly in the US.

Pro forma financial information for the Merged Group can be found in Part VI of this document.

4.3  ENHANCED GROWTH OPPORTUNITIES

National Grid has a proven track record in creating significant value for shareholders through expansion in the US and, following recent acquisitions, including that of Niagara Mohawk which was completed earlier this year, is one of the largest energy delivery companies in the north-eastern US.

The US is the world's largest energy market and has proved attractive for expansion due to its fragmented nature and the ability to earn attractive returns within long-term regulatory frameworks. The increased financial capacity of the Merged Group, combined with expertise in managing both gas and electricity networks, should enable it to continue to exploit growth opportunities, primarily both in the US and those which are expected to emerge in continental Europe as markets are liberalised and structural reforms are implemented.

National Grid Group and Lattice Group utilise their skills and assets to provide infrastructure services to the mobile telecommunications industry in the UK. Combining the two companies' activities in this area will create the third largest independent provider of towers and other sites to the mobile telecommunications industry in the UK. The complementary geographic fit of these businesses is expected to enhance growth opportunities by offering broader coverage. National Grid Transco will continue National Grid Group's development of a similar business in the US.

5.   CURRENT TRADING AND PROSPECTS

5.1  NATIONAL GRID

On 30 May 2002, National Grid announced its preliminary results for the year ended 31 March 2002.

In the UK, National Grid continues to demonstrate its expertise in the operation of complex regulated networks. This core business made excellent progress during the financial year ended 31 March 2002 and will continue to add shareholder value and generate strong positive cashflows in the future.

In the US, the acquisition of Niagara Mohawk represented an important step in the continuing development of National Grid's US business. National Grid will continue to take advantage of opportunities provided by its rate plans and integration synergies to improve performance and to achieve its target returns.

Since 31 March 2002, National Grid has continued to perform well. On 13 June 2002, National Grid Company announced the issue of RPI-linked bonds in an aggregate amount of (pound) 400 million with maturities between 2018 and 2032. The net proceeds of the issue will be used for general corporate purposes. The National Grid Directors' confidence in the strength and prospects of the business allows them to confirm their aim to deliver sustained growth in dividends per share (expressed in sterling) of 5 per cent. per annum in real terms for each year to 31 March 2006.

5.2  LATTICE

Lattice's over-riding strategic priority is to outperform Transco's new regulatory targets, whilst maintaining the drive for continuous improvement in safety, reliability and service.

To meet its new price control targets, Transco has embarked on an extensive restructuring programme. This restructuring programme is based on eight Regional Networks plus National Transmission and Trading. Some activities, such as the emergency service, shipper services and support services will be operated on a national basis to maximise economies of scale.

Over the duration of the new price control period, Transco is expected to generate at least (pound) 230 million of outperformance against its regulatory targets, which recovers its associated restructuring costs. The Lattice Directors remain confident that further outperformance should be achievable.

With regard to telecommunication interests, SST is expected to generate a positive operating cash flow during the course of the financial year ended 31 March 2003. In light of the deteriorating market conditions, the strategic options for 186k are currently being reviewed.

The Lattice Enterprises' portfolio will continue to be actively managed, nurturing those growth opportunities complementary to energy delivery.

Since 31 March 2002, Lattice has continued to perform well.

5.3  NATIONAL GRID TRANSCO

Based on the current performance of both National Grid and Lattice (which, following completion of the Merger, will form National Grid Transco), combined with the expected benefits of the Merger, the National Grid Transco Directors have confidence in the prospects for the Merged Group.

6.   BOARD OF DIRECTORS

The Board of National Grid Transco will be drawn from the Boards of both National Grid and Lattice. The proposed members of the National Grid Transco Board are:

Chairman (Non-executive)                  Sir John Parker*
Deputy Chairman (Non-executive)           James Ross
Group Chief Executive                     Roger Urwin
Group Finance Director                    Steve Lucas*
Group Director                            Edward Astle
Group Director                            Steven Holliday
Group Director                            Colin Matthews*
Group Director                            Rick Sergel
Group Corporate Affairs Director          John Wybrew*
Non-executive Director                    John Grant
Non-executive Director                    Kenneth Harvey*
Non-executive Director                    Bonnie Hill
Non-executive Director                    Paul Joskow
Non-executive Director                    Stephen Pettit*
Non-executive Director                    George Rose*

_____________
*    New National Grid Transco Directors

It is anticipated that the Group Directors of National Grid Transco will have the following roles and responsibilities:

- Edward Astle will be responsible for all of the Merged Group's infrastructure services, the majority of the businesses currently forming Lattice Enterprises and the Merged Group's remaining telecommunications businesses;

- Steven Holliday will be responsible for National Grid Group's UK electricity transmission business and for bringing this together with Transco's National Transmission and Trading;

- Colin Matthews will be responsible for Transco's distribution networks and Metering and Meter Reading services; and

- Rick Sergel will be responsible for National Grid Group's US utility businesses.

7.   CORPORATE GOVERNANCE

Following the Merger, National Grid Transco will continue to maintain the Code of Business Practice established by National Grid, constructed around the Principles of Good Governance contained in the Combined Code appended to the Listing Rules. The Audit, Remuneration and Nominations Committees of National Grid, as described in section 7 of Part II of this document, will also be maintained, with appropriate alterations to the composition of these committees to reflect the membership of the Board of National Grid Transco. It is intended that the committee structure of National Grid Transco will be reviewed following completion of the Merger.

8.   EMPLOYEES

National Grid Group and Lattice Group attach great importance to retaining the skills and expertise of their management and employees. The Boards of National Grid and Lattice believe that, although the combination of similar functions will necessarily lead to some staff reductions, the greater strength, market position and growth prospects for the Merged Group will generally enhance the career prospects of its employees. As far as possible, job losses will be achieved by normal staff turnover, voluntary redundancy and early retirement.

The existing employment rights of employees of both National Grid Group and Lattice Group will be fully safeguarded.

                    PART I-- INFORMATION ON THE MERGER AND NATIONAL GRID TRANSCO


9.   SUMMARY OF THE TERMS OF THE MERGER

The terms of the Merger are based on the relative equity market capitalisations of the two companies in the period immediately preceding the announcement of the Merger on 22 April 2002.

The Merger is to be implemented by way of the Lattice Scheme. Under the terms of the Lattice Scheme, National Grid will issue New National Grid Transco Shares to Lattice Shareholders and their existing Lattice Shares will be cancelled. Lattice Shareholders will exchange their Lattice Shares for New National Grid Transco Shares on the basis of 0.375 of a New National Grid Transco Share for each Lattice Share held at the Lattice Scheme Record Time, and so in proportion for any other number of Lattice Shares held at the Lattice Scheme Record Time.

Upon completion of the Merger, Lattice will become a wholly-owned subsidiary of National Grid. National Grid will change its name to National Grid Transco and will retain its listings on both the London Stock Exchange and the New York Stock Exchange. The Special Shareholder will retain the National Grid Special Share, the rights of which will be amended, principally to reflect National Grid Transco's ownership of Transco. Under the terms of the Lattice Scheme, the capital paid up on the Lattice Special Share will be repaid to the Special Shareholder and the Lattice Special Share will be cancelled.

Upon completion of the Merger, the issued share capital of National Grid Transco will be approximately 3,100 million National Grid Transco Shares of which National Grid Shareholders and Lattice Shareholders will hold approximately 57.3 per cent. and 42.7 per cent. respectively, based on the issued share capital of the two companies as at 12 June 2002 (being the latest practicable date prior to the publication of this document) and assuming no issue of National Grid Shares or Lattice Shares between that date and completion of the Merger.

The New National Grid Transco Shares to be issued pursuant to the Lattice Scheme will be credited as fully paid.

Fractional entitlements to a New National Grid Transco Share will not be issued to Lattice Shareholders but will be aggregated and sold in the market and the relevant share of the proceeds returned by cheque to the relevant Lattice Shareholders.

The holdings and rights of holders of existing National Grid Shares and of National Grid ADSs will not be affected by the Merger. However, following the issue of the New National Grid Transco Shares, these holdings, as a percentage of the issued share capital of National Grid Transco, will decrease.

10.  INDUCEMENT FEE

As an inducement to both National Grid and Lattice to enter into and implement the Merger, National Grid and Lattice have entered into an inducement fee agreement under which each party agrees to pay the other a fee of (pound) 60 million if certain events occur which result in the Merger not completing in accordance with its terms. Further details on the inducement fee agreement are set out in section 19.1.2(a) of Part IX of this document.

11.  CONDITIONS, CONSENTS AND TIMING

The Merger is subject to the conditions and further terms set out in Part VIII of this document, including the approval of the Merger and related matters by shareholders of both National Grid and Lattice, sanction of the Lattice Scheme by the Court and satisfaction of certain regulatory conditions, as described below.

The Merger will require approval by an ordinary resolution of National Grid Shareholders to be proposed at the National Grid EGM. Special resolutions to change the name of National Grid to National Grid Transco and to adopt the National Grid Transco Articles will also be proposed at the National Grid EGM. The National Grid Transco Articles incorporate changes to the rights of the Special Shareholder, principally to reflect National Grid Transco's ownership of Transco. In addition, adoption of the National Grid Transco Articles will increase the maximum aggregate amount of fees which can be paid to non-executive directors from (pound) 500,000 to (pound) 1,000,000. This reflects the change in the composition of the Board of National Grid and the increase in the number of its non-executive directors. At the National Grid EGM, an ordinary resolution will also be proposed to approve the 2002 Share Plan.

The implementation of the Lattice Scheme will require the approval of Lattice Shareholders at each of the Lattice Court Meeting and the Lattice EGM. The statutory majority required to approve the Lattice Scheme at the Lattice Court Meeting is a simple majority in number of the Lattice Shareholders present and voting (either in person or by proxy), representing not less than 75 per cent. of the number of Lattice Shares held by Lattice Shareholders who vote at the Lattice Court Meeting. The Lattice Court Hearing is expected to be held in autumn 2002. Lattice Shareholders will have the opportunity to attend the Lattice Court Hearing, to support or oppose the Lattice

Scheme and to appear in person or be represented by Counsel. At the Lattice EGM, a special resolution will be proposed to approve the implementation of the Lattice Scheme. In order to pass the special resolution, not less than 75 per cent. of the votes cast by Lattice Shareholders must be in favour of the resolution.

The Lattice Scheme can only become effective if all the conditions to which the Lattice Scheme is subject have been satisfied or waived by no later than 31 March 2003, or such later date, if any, as National Grid and Lattice may agree and the Court may allow. The Lattice Scheme will become effective upon a copy of the Order being registered by the Registrar of Companies. Once the Lattice Scheme becomes effective, the terms will be binding on all Lattice Shareholders irrespective of whether they attended the Lattice Court Meeting and irrespective of the manner in which they voted.

In addition, the Merger cannot be completed until National Grid and Lattice have received to their satisfaction, acting reasonably, certain regulatory and other consents and approvals in the UK and the US. In the UK, the required regulatory approvals include the Secretary of State not referring the Merger or any matter arising therefrom or related thereto to the Competition Commission. A decision by the Secretary of State is expected during July 2002. A further condition of the Merger is that any modification sought by the Authority to the licences held by National Grid Company and Transco is on terms satisfactory to both National Grid and Lattice, acting reasonably. The Authority has undertaken an initial consultation about regulatory issues arising from the Merger and this may, in time, lead to further consultation about licence modifications. The Secretary of State has given her written consent to the Lattice Scheme in her capacity as the holder of the Lattice Special Share and to the requisite changes to the National Grid Articles in her capacity as the holder of the National Grid Special Share, in each case without prejudice to her separate rights under the Fair Trading Act to refer the Merger or any matter arising therefrom or related thereto to the Competition Commission. In addition the Secretary of State has given these consents without prejudice to her rights under a licence granted to 186k under the Telecommunications Act 1984. Notice has been given to the Secretary of State of the proposed change of control of Lattice, as required by that licence.

The only regulatory approval outstanding in the US is authorisation from the SEC under the Public Utility Holding Company Act of 1935 in respect of the amount that National Grid may invest in utility companies outside the US and the financing arrangements for such investments. In reviewing National Grid's application, the SEC will consider whether the financing arrangements would have an adverse impact on the financial integrity of National Grid, any US utility subsidiary of National Grid, such subsidiary's customers, and the ability of US state regulatory commissions to protect such utility subsidiaries and customers. The SEC will also consider the financial performance of National Grid's UK utility operations and its telecommunications investments. National Grid believes that the SEC will authorise the financing of the Merger, although there can be no assurance that this authorisation will be granted. National Grid believes that the SEC will issue its authorisation during autumn 2002, but there is no statutory deadline by which the SEC must act on National Grid's application.

It is expected that the Lattice Scheme will become effective and that the Merger will complete during autumn 2002.

12.  YEAR END AND DIVIDENDS

Following completion of the Merger, it is intended that the accounting reference date for National Grid Transco will remain as 31 March.

Lattice Shareholders who were entitled to receive Lattice's second interim dividend of 5.4 pence per Lattice Share received this dividend on 14 June 2002. As has been previously announced, Lattice will not pay a final dividend in respect of the 15 month period ended 31 March 2002. National Grid Shareholders will have the right to receive the National Grid Final Dividend to be paid on 15 August 2002. New National Grid Transco Shares, issued pursuant to the Lattice Scheme, will rank pari passu with the existing National Grid Shares, save that they will not be entitled to receive the National Grid Final Dividend expected to be paid on 15 August 2002.

Following completion of the Merger, National Grid Transco intends to pay dividends which reflect National Grid's progressive dividend policy, which aims to increase dividends per share (expressed in sterling) by 5 per cent. per annum in real terms for each year to 31 March 2006. This will be based on National Grid's full year dividend of 16.04 pence per National Grid Share for the year ended 31 March 2002.

It is expected that the first dividend paid by National Grid Transco will be the interim dividend in respect of the financial year ending 31 March 2003, expected to be announced at the time of its interim results for the six months ending 30 September 2002.

                    PART I-- INFORMATION ON THE MERGER AND NATIONAL GRID TRANSCO


If the Merger is approved by National Grid Shareholders and Lattice Shareholders but does not become effective prior to the announcement of National Grid's interim results for the six months ending 30 September 2002, it is intended that both companies will announce their interim results and interim dividends on the same day. Lattice Shareholders will receive an interim dividend from Lattice on the basis that each Lattice Share will be entitled to an amount equal to 37.5 per cent. of the dividend declared per National Grid Share for the period. The amount of this dividend is consistent with the exchange ratio under the Merger and will reflect National Grid's current dividend policy.

13.  NATIONAL GRID TRANSCO SHARE PLANS

13.1 PROPOSED NATIONAL GRID TRANSCO PERFORMANCE SHARE PLAN 2002

The remuneration committee of National Grid is seeking shareholder approval at the National Grid EGM for the 2002 Share Plan in order to ensure that it will have sufficient flexibility to set and operate an appropriate remuneration policy for senior executives within the Merged Group. The 2002 Share Plan will replace a similar Lattice share scheme in respect of which no awards will be made after completion of the Merger.

No awards will be made under the 2002 Share Plan prior to completion of the Merger. The remuneration committee of National Grid Transco will consider whether, and if so how, to operate the 2002 Share Plan in conjunction with the existing National Grid Share Plans. It will do so in the context of ensuring that senior executives of the Merged Group continue to receive competitive, but not excessive, levels of remuneration which provide an appropriate balance between fixed and incentive pay and between short-term and long-term incentives and which, in its view, are in the overall best interests of all shareholders.

The remuneration committee's policy as regards long-term incentives will be clearly stated for shareholders each year in the Annual Report and Accounts of National Grid Transco and shareholders will be given an opportunity to vote on that policy as part of the Directors' remuneration report at future Annual General Meetings of National Grid Transco.

The key feature of the 2002 Share Plan is that recipients may receive an award of National Grid Transco Shares at the discretion of the remuneration committee of National Grid Transco worth up to 1.25 x base salary each year. In determining the actual level of awards, the remuneration committee of National Grid Transco will have regard both to external market practice and the level of awards (if any) under the National Grid Share Plans. Awards will not be made to the same participants in the same financial year under all three of National Grid Transco's discretionary share incentive plans. Any awards under the 2002 Share Plan will normally only vest if challenging performance criteria (set at the date of award) are satisfied and the participant remains employed by the Merged Group for a period of at least three years. While it is for the remuneration committee to determine appropriate performance criteria, it is not currently envisaged that awards will normally vest at all unless National Grid Transco's total shareholder return is at least at the median of an appropriate comparator group and will not fully vest unless its total shareholder return is at least in the upper quartile. The remuneration committee will not operate the 2002 Share Plan without first consulting the Association of British Insurers and National Grid Transco's principal shareholders regarding the terms of its operation.

A summary of the 2002 Share Plan is set out in section 10 of Part IX of this document.

13.2 NATIONAL GRID SHARE PLANS

Completion of the Merger will not affect the National Grid Share Plans.

13.3 LATTICE SHARE SCHEMES

Following completion of the Merger, no further awards will be made under the Lattice Share Schemes except in respect of the Lattice Group All Employee Share Ownership Plan under which further awards may be made. Any such further awards will be over National Grid Transco Shares.

A summary of the Lattice Group All Employee Share Ownership Plan is set out in
section 11.2.4 of Part IX of this document.

14.  LISTINGS, DEALINGS AND SETTLEMENT INFORMATION

National Grid Transco will have its primary listing on the London Stock Exchange. Applications have been made to the UK Listing Authority for the New National Grid Transco Shares to be admitted to the Official List and to the London Stock Exchange for such shares to be admitted to trading on the London Stock Exchange's market for listed securities. The expected timetable will be finalised following satisfaction or waiver of the final regulatory condition to the Merger and upon agreement with the Court. National Grid Shareholders and Lattice Shareholders will be notified of the finalised timetable by announcement via the Regulatory News Service of the London Stock

Exchange. It is expected that Admission will become effective and that dealings for normal settlement in the New National Grid Transco Shares will commence on the Lattice Scheme Effective Date (which is expected to be during autumn 2002). National Grid Transco will maintain National Grid's listing of ADSs on the New York Stock Exchange.

On the Lattice Scheme Effective Date, Lattice Shares will cease to be listed on the Official List. The last day of dealings in Lattice Shares on the London Stock Exchange will be the last business day before the Lattice Scheme Effective Date.

National Grid Shareholders who hold their shares in certificated form will retain their existing certificates, which will remain valid. New certificates in the name of National Grid Transco will be issued when transfers to persons who wish to hold their National Grid Transco Shares in certificated form are lodged for registration. National Grid ADS holders who hold their ADSs in certificated form through ADR certificates will also retain their ADR certificates, which will remain valid as ADSs of National Grid Transco. National Grid intends to amend its existing deposit agreement such that, following completion of the Merger, any new certificated ADRs issued and any previously outstanding ADR certificates presented for registration of transfer will be issued in the name of National Grid Transco.

For Lattice Shareholders who hold their Lattice Shares in a CREST account, New National Grid Transco Shares are expected to be credited to the relevant CREST account at 8.00 a.m. on the Lattice Scheme Effective Date. For those Lattice Shareholders holding Lattice Shares in certified form, definitive share certificates for the New National Grid Transco Shares are expected to be despatched no later than 14 days after the Lattice Scheme Effective Date.

It is expected that, shortly following completion of the Merger, details will be sent to National Grid Transco Shareholders of a share dealing facility.

15.  OVERSEAS SHAREHOLDERS

The implications of the Lattice Scheme for persons resident in, or citizens or nationals of, jurisdictions outside the UK (each an "overseas shareholder") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe all applicable legal requirements. It is the responsibility of each overseas shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Lattice Scheme, including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

In any case where the issue of New National Grid Transco Shares to any overseas shareholder would infringe the laws of any jurisdiction outside the UK, or would require National Grid to observe any governmental or other consent or any registration, filing or other formality, the Lattice Scheme provides that such New National Grid Transco Shares to which such overseas shareholder would otherwise be entitled shall either (i) be issued to a nominee for such shareholder appointed by National Grid on terms that such nominee shall, as soon as practicable, sell the shares so issued or (ii) be issued to the overseas shareholder and then sold on his behalf. In either case, the net proceeds of sale will be remitted to the relevant overseas shareholder.

Overseas holders of Lattice Shares should refer to section 18 of Part IX of this document, which contains important information relevant to securities law in certain overseas jurisdictions.

Overseas shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Lattice Scheme. For summaries of the UK and overseas taxation consequences of holding New National Grid Transco Shares, see sections 16 and 17, respectively, of Part IX of this document.

16.  MEETINGS

The Lattice Court Meeting has been convened for 2.30 p.m. on Monday, 15 July 2002 (the same date as the Lattice AGM) or, if later, immediately after the conclusion or adjournment of the Lattice AGM, pursuant to an order of the Court. At the Lattice Court Meeting, or at any adjournment thereof, Lattice Shareholders will consider and, if thought fit, approve the Lattice Scheme.

The Lattice EGM has been convened for 2.45 p.m. on Monday, 15 July 2002 (the same date as the Lattice AGM and the Lattice Court Meeting) or, if later, immediately after the conclusion or adjournment of the Lattice Court Meeting. At the Lattice EGM, or at any adjournment thereof, Lattice Shareholders will consider and, if thought fit, pass the resolutions necessary to implement the Lattice Scheme and the Merger.

The National Grid EGM has been convened for 11.30 a.m. on Tuesday, 23 July 2002 (or, if later, immediately after the conclusion or adjournment of the National Grid AGM convened for 11.00 a.m. that day). At the National


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                    PART I-- INFORMATION ON THE MERGER AND NATIONAL GRID TRANSCO


Grid EGM, or at any adjournment thereof, National Grid Shareholders will consider and, if thought fit, pass, inter alia, the resolutions necessary to approve and implement the Merger.

17.  LISTING PARTICULARS

A copy of these Listing Particulars is available on the National Grid website at www.nationalgrid.com. Copies are also available, free of charge, by application to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by calling the shareholder helpline on 0800 035 2778 (or, from outside the UK, +44 20 7864 9093) between 8.00 a.m. and 6.00 p.m. Monday to Fridays, at any time prior to completion of the Merger. A copy of the Listing Particulars may also be obtained from the registered office of National Grid Group plc, 15 Marylebone Road, London NW1 5JD, the registered office of Lattice Group plc, 130 Jermyn Street, London SW1Y 4UR, or the offices of N M Rothschild & Sons Limited, New Court, St. Swithin's Lane, London EC4P 4DU during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until completion of the Merger. In addition, a copy of this document may be inspected at the offices of CMS Cameron McKenna, Mitre House, 160 Aldersgate Street, London EC1A 4DD, at the offices of Linklaters, One Silk Street, London EC2Y 8HQ, and at the Document Viewing Facility, UK Listing Authority, Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until completion of the Merger. A copy will also be available for inspection at the National Grid EGM and the Lattice EGM. Holders of National Grid ADSs may obtain a copy of the Listing Particulars free of charge by contacting the ADS holder helpline on 1-800-466-7215 in the US (or, from outside the US, 1-610-312-5315).


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